March 2013 Preliminary Terms No. 674 Registration Statement No. 333-178081 Dated March 11, 2013 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM
The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  However, if the basket has declined in value, investors will lose 1% for every 1% decline. The PLUS are for investors who seek exposure to a basket of six commodities and who are willing to risk their principal and forgo current income in exchange for the leverage feature.  Investors may lose their entire initial investment in the PLUS.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	March , 2013
Original issue date:	March , 2013 (3 business days after the pricing date)
Maturity date:	March , 2015
Aggregate principal amount:	$
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting
	Brent blend crude oil (“brent”)	CO1	25%
	Copper	LOCADY	20%
	Corn	C 1	15%
	Gold	GOLDLNPM	15%
	Soybeans	S 1	15%
	Gasoline RBOB (“gasoline”)	XB1	10%
*Bloomberg ticker symbols are being provided for reference purposes only.  The initial basket commodity prices and the final basket commodity prices will be determined based on the values published by the relevant exchange.

▪	If the basket performance factor is greater than 100%, meaning the basket has appreciated in value: $1,000 + leveraged upside payment
Payment at maturity:	▪	If the basket performance factor is less than or equal to 100%, meaning the basket has declined in value or not appreciated in value:
$1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	230% to 270%. The actual leverage factor will be determined on the pricing date.
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket commodity: (final basket commodity price / initial basket commodity price) x weighting
Valuation date:	In respect of each basket commodity, March , 2015, subject to adjustment for a non-trading day or a market disruption event in respect of the applicable basket commodity.
Interest:	None
CUSIP / ISIN:	6174824D3 / US6174824D38
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Terms continued on the following page
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per PLUS	$1,000	$22.50	$977.50
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the PLUS” at the end of this document.

Prospectus Supplement for PLUS dated August 17, 2012	Prospectus dated November 21, 2011

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

Terms continued from previous page:
Commodity price:
For any trading day:
Brent:  the official settlement price per barrel of Brent blend crude oil on the ICE Futures Europe of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE Futures Europe on such date.
Copper:  the official cash offer price per tonne of Copper Grade A on the London Metal Exchange (“LME”) for the spot market, stated in U.S. dollars, as determined by the LME on such date.
Corn:  the official settlement price per bushel of deliverable-grade corn on the Chicago Board of Trade (“CBOT”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by CBOT on such date.
Gold:  the afternoon fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such date.
Soybeans:  the official settlement price per bushel of deliverable-grade soybeans on CBOT of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by CBOT on such date.
Gasoline:  the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending on the NYMEX of the first nearby month futures contract, stated in U.S. dollars, as made public by NYMEX on such date.

Relevant exchange:	Brent: ICE Futures Europe Copper: LME Corn: CBOT Gold: LBMA Soybeans: CBOT Gasoline RBOB: NYMEX
Initial basket commodity price
The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.
If any initial basket commodity price for any basket commodity as finally made available by the relevant exchange differs from any initial basket commodity price specified in the pricing supplement, we will include the definitive initial basket commodity price in an amended pricing supplement.

Final basket commodity price:
The commodity price for the applicable basket commodity on the valuation date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015 (the “PLUS”) can be used:

▪	To gain access to the basket commodities and provide diversification of underlying asset class exposure
▪	As an alternative to direct exposure to the basket commodities that enhances returns for any positive performance of the basket
▪	To achieve similar levels of upside exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 2 years
Leverage factor:	230% to 270%. The actual leverage factor will be determined on the pricing date.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Basket weighting:	25% for brent, 20% for copper, 15% each for corn, gold and soybeans and 10% for gasoline
Interest:	None

Key Investment Rationale

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the underlyer’s actual positive performance.  In these PLUS, investors are exposed to the performance of a basket of six commodities.  In exchange for enhanced performance of 230% to 270% of the appreciation of the basket, investors forgo current income.  The actual leverage factor will be determined on the pricing date.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  However, if the basket has depreciated in value, investors will lose 1% for every 1% decline.  Investors may lose their entire initial investment in the PLUS.
Access
The PLUS offer exposure to a basket composed of brent, copper, corn, gold, soybeans and gasoline, allowing for diversification of underlying asset class exposure from traditional fixed income/U.S. equity investments.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket for any positive performance of the basket.
Upside Scenario
The basket increases in value and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus the leveraged upside payment.  The actual leverage factor will be determined on the pricing date.

Downside Scenario
The basket declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket.  There is no minimum payment at maturity on the PLUS.  Accordingly, investors could lose their entire initial investment.

March 2013	Page 3

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Hypothetical leverage factor:	250%
Minimum payment at maturity:	None. Investors could lose their entire initial investment in the PLUS.

PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the basket performance factor is greater than 100%, meaning the basket has appreciated in value, investors would receive the $1,000 stated principal amount plus 250% of the appreciation of the basket over the term of the PLUS.  Under the hypothetical terms of the PLUS, if the basket appreciates 3%, the investor would receive a 7.5% return, or $1,075 per PLUS.  If the basket appreciates 10%, the investor would receive a 25% return, or $1,250 per PLUS.

▪
Downside Scenario.  If the basket performance factor is less than 100%, meaning the basket has declined in value, investors would receive a payment at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket.  There is no minimum payment at maturity on the PLUS.

▪
For example, if the basket performance factor is 60%, meaning the basket has declined in value by 40%, the investor would lose 40% of the investor’s principal and receive only $600 per PLUS at maturity, or 60% of the stated principal amount.

March 2013	Page 4

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

Calculation of Payment at Maturity

Basket Percent Increase Example
Below is an example of how to calculate the payment at maturity if the basket has appreciated.  This example is based on the hypothetical leverage factor of 250% and the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.  The numbers appearing below may have been rounded for ease of analysis.

Basket commodity	% Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Brent	25%	$120	$126	+5%
Copper	20%	$8,000	$8,400	+5%
Corn	15%	720¢	756¢	+5%
Gold	15%	$1,700	$1,785	+5%
Soybeans	15%	1,350¢	1,417.50¢	+5%
Gasoline	10%	$3	$3.15	+5%

Basket Percent Increase = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final brent price – initial brent price) / initial brent price]  x  25%; plus
[(final copper price – initial copper price) / initial copper price]  x  20%; plus
[(final corn price – initial corn price) / initial corn price]  x  15%; plus
[(final gold price – initial gold price) / initial gold price]  x  15%; plus
[(final soybeans price – initial soybeans price) / initial soybeans price]  x  15%; plus
[(final gasoline price – initial gasoline price) / initial gasoline price]  x  10%

So, using the final basket commodity prices above:

brent  =  [($126 – $120) / $120] x 25%  = 1.25%; plus
copper  =  [($8,400 - $8,000 / $8,000] x 20%  = 1.00%; plus
corn  =  [(756¢ – 720¢) / 720¢] x 15%  = 0.75%; plus
gold  =  [($1,785 - $1,700) / $1,700] x 15%  = 0.75%; plus
soybeans  =  [(1,417.50¢ - 1,350¢) / 1,350¢] x 15%  = 0.75%; plus gasoline  =  [($3.15 - $3) / $3] x 10%  = 0.50%

which equals
basket percentage increase   =   5%

The payment at maturity will equal $1,000 plus the leveraged upside payment.

The leveraged upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the hypothetical leverage factor, or:

$1,000   x   5%   x   250%   =   $125

The payment at maturity will equal $1,000 plus the leveraged upside payment.

$1,000   +   $125   =   $1,125

March 2013	Page 5

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.  The numbers appearing below may have been rounded for ease of analysis.

The basket performance factor is less than 100%

Basket commodity	% Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Brent	25%	$120	$30	-75%
Copper	20%	$8,000	$8,400	+5%
Corn	15%	720¢	756¢	+5%
Gold	15%	$1,700	$1,785	+5%
Soybeans	15%	1,350¢	1,417.50¢	+5%
Gasoline	10%	$3	$3.15	+5%

Basket Performance Factor = sum of the products of (x) the final basket commodity price for each basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

(final brent price / initial brent price)  x  25%; plus
(final copper price / initial copper price)  x  20%; plus
(final corn price / initial corn price)  x  15%; plus
(final gold price / initial gold price)  x  15%; plus
(final soybeans price / initial soybeans price)  x  15%; plus
(final gasoline price / initial gasoline price)  x  10%

So, using the final basket commodity prices above:

brent  =  ($30 / $120) x 25%  = 6.25%; plus
copper  =  ($8,400 / $8,000) x 20%  = 21.00%; plus
corn  =  (756¢ / 720¢) x 15%  = 15.75%; plus
gold  =  ($1,785 / $1,700) x 15%  = 15.75%; plus
soybeans  =  (1,417.50¢ / 1,350¢) x 15%  = 15.75%; plus
gasoline  =  ($3.15 / $3) x 10%  = 10.50%

which equals
basket performance factor   =   85%

In the above example, the final basket commodity prices of all the basket commodities except for brent (with a weighting of 75% of the basket) are each higher than their respective initial basket commodity prices, but the final basket commodity price of brent (with a weighting of 25% of the basket) is lower than its initial basket commodity prices.  Accordingly, although the final basket commodity prices of 75% of the basket commodities (by weight) have increased in value over their respective initial basket commodity prices, the final basket commodity price of the other 25% (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other basket commodities and, consequently, the basket performance factor is less than 100%.  Since the basket has declined in value in this example, the payment at maturity per PLUS will equal $1,000 times the basket performance factor; or

($1,000     x     85%)                                               =      $850

The payment at maturity per PLUS will be $850, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket.

March 2013	Page 6

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪
The PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the basket performance factor is less than 100%, meaning the basket has declined in value, you will receive for each PLUS that you hold a payment at maturity that is less than the stated principal amount of each PLUS by an amount proportionate to the decline in the basket value from its initial value. You could lose your entire initial investment in the PLUS.  See “How the PLUS Work” on page 4 above.

▪
The market price of the PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. LLC (“MS & Co.”), may be willing to purchase or sell the PLUS in the secondary market, including: the price of each of the basket commodities at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets in general and which may affect the final basket commodity prices of the basket commodities, trends of supply and demand for the basket commodities, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the PLUS prior to maturity may result in a loss.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due, if any, on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Changes in the price of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline.  Therefore, in calculating the performance of the basket commodities on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the price of the other basket commodities.  Furthermore, the basket is not equally weighted among the basket commodities.  Decreases in the price of a more heavily weighted basket commodity, such as brent, which has a 25% weighting in the basket, could moderate or wholly offset increases in the price of the less heavily weighted basket commodities.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the PLUS, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the prices of the basket commodities and the value of your PLUS in varying and potentially inconsistent ways.  As a result of these or other factors, the prices of the basket commodities may be, and have recently been, highly volatile.  See “Basket Overview” beginning on page 13.

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PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

▪	Specific commodities’ prices are affected by numerous factors specific to each market. We describe the principal risks associated with investments in the basket commodities the following paragraphs.

Brent.  The price of Brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates  Brent prices are generally more volatile and subject to dislocation than prices of other commodities.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers.  OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes).

Copper.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  The main sources of copper are mines in Latin America and Eastern Europe and copper is refined mainly in Latin America, Australia and Asia.  The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.  It is not possible to predict the aggregate effect of all or any combination of these factors.

Corn.  The price of corn is primarily affected by the global demand for and supply of corn.  The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol.  The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed.  Negative developments in those industries may lessen the demand for corn.  For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease.  The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn.  The United States is the world’s largest supplier of corn, followed by China and Brazil.  The supply of corn is particularly sensitive to weather patterns in the United States and China.  In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

Gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as, among other things, the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled

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PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

from jewelry, levels of gold production and production costs and short-term changes in supply and demand due to trading activities in the gold market.

Soybeans.  Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans.  In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture and trade specifically, and fiscal and monetary issues, more generally.  Soybean prices are also affected by extrinsic factors such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.  Soy biodiesel, animal agriculture, vegetable oil, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand.  In addition, substitution of other commodities for soybeans could also impact the price of soybeans.  The supply of soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions and the price of fuel, seeds and fertilizers.  In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans.  The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

Gasoline.  Gasoline RBOB is a wholesale non-oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack. The level of demand for non-oxygenated gasoline is primarily influenced by the level of global industrial activity.  In addition, the demand has seasonal variations, which occur during the “driving seasons” usually considered the summer months in North America and Europe.  Further, as gasoline RBOB is derived from crude oil, the price of crude oil also influences the price of gasoline RBOB.

▪
Suspensions or disruptions of market trading in commodity and related futures markets may adversely affect the price of the PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the prices of some of the basket commodities and, therefore, the value of the PLUS.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of copper is determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper, and consequently, your payment at maturity, if any, could be adversely affected.

▪
There are risks relating to trading of commodities on the London Bullion Market Association.  Gold is traded on the London Bullion Market Association, which we refer to as the LBMA.  The price of gold will be determined by reference to the fixing price reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts

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PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.  The PLUS have returns based on the change in price of futures contracts on some of the basket commodities, not the change in the spot prices of actual physical commodities to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪
The amount payable on the PLUS is not linked to the commodity prices at any time other than the valuation date.  The final basket commodity prices will be based on the commodity prices on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the basket appreciates prior to the valuation date but then drops by the valuation date so that the basket performance factor is below 100%, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the basket commodity price priors to such drop.  Although the actual commodity prices on the stated maturity date or at other times during the term of the PLUS may be higher than the final basket commodity prices, the payment at maturity will be based solely on the commodity prices on the valuation date.

▪
Investing in the PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  Investing in the PLUS is not equivalent to investing directly in any of the basket commodities or in futures contracts or forward contracts on any of the basket commodities.  By purchasing the PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the PLUS, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude commissions paid with respect to the PLUS and as the projected profit included in the cost of hedging our obligations under the PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

March 2013	Page 10

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”), will determine the initial basket commodity price and final basket commodity price of each basket commodity, the basket performance factor or the basket percent increase, as applicable, and calculate the amount of cash you will receive at maturity, if any.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event, may affect the payout to you at maturity.

▪
Legal and regulatory changes could adversely affect the return on and value of the PLUS.  Futures contracts and options on futures contracts, including those related to the basket commodities, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of the PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the PLUS.

For example, the Dodd-Frank Act Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts.  In particular, on October 18, 2011, the CFTC adopted interim and final position limits that would have applied to a party’s combined futures, options and swaps position in any one of 28 physical commodities and economically equivalent futures, options and swaps.  These limits would have, among other things, expanded existing position limits applicable to options and futures contracts to apply to swaps and applied them across affiliated and controlled entities and accounts.  However, the International Swaps and Derivatives Association and the Securities Industry and Financial Markets Association jointly filed a legal challenge to the position limit rules, which were due to take effect on October 12, 2012, in the U.S. District Court for the District of Columbia.  On September 28, 2012, the court vacated the position limit rules and remanded them to the CFTC.  The CFTC announced on November 15, 2012 that it will appeal the court’s decision.  If position limit rules are ultimately upheld in an appeal or if substantially similar rules are adopted and implemented by the CFTC, such rules could interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may need to decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such underlying commodity or futures contracts on such underlying commodity or related contracts.  Similarly, other market participants would be subject to the same regulatory issues and could decide, or be required to, sell their positions in such underlying commodity or futures contracts on such underlying commodity or related contracts.  While the effect of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such underlying commodity or futures contracts on such underlying commodity and therefore, the value of the PLUS.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the basket commodities), including trading in futures and options contracts on the basket commodities as well as in other instruments related to such basket commodities.  Some of our subsidiaries also trade in the component futures contracts of the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket commodity prices of the basket commodities and, as a result, could increase the prices at which the basket commodities must close on the valuation date so that you do not suffer a loss on your initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date and, accordingly, the amount of cash you will receive at maturity, if any.

March 2013	Page 11

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Additional Provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

March 2013	Page 12

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

Basket Overview

The basket is a weighted basket composed of six commodities.

Basket commodity information as of March 7, 2013
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
Brent (in U.S. dollars)	CO1	$111.15	$124.12	$126.22 (on 3/13/2012)	$89.23 (on 6/21/2012)	25%
Copper (in U.S. dollars)	LOCADY	$7,671.00	$8,261.00	$8,620.50 (on 3/16/2012)	$7,251.50 (on 6/10/2012)	20%
Corn (in U.S. cents)	C 1	711.50¢	643.75¢	831.25¢ (on 8/21/2012)	551.50¢ (on 6/3/2012)	15%
Gold (in U.S. dollars)	GOLDLNPM	$1,579.50	$1,677.50	$1,791.75 (on 10/4/2012)	$1,540.00 (on 5/30/2012)	15%
Soybeans (in U.S. cents)	S 1	1,503.50¢	1,321.50¢	1,771.00¢ (on 9/4/2012)	1,321.50¢ (on 3/7/2012)	15%
Gasoline (in U.S. dollars)	XB1	$312.33	$328.74	$341.66 (on 3/26/2012)	$255.01 (on 6/21/2012)	10%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial commodity price and the final commodity price will be determined based on the prices published by the relevant exchange.

The following graph is calculated to show the performance of the basket during the period from January 1, 2008 through March 7, 2013 assuming the basket commodities are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket commodities during such period.  The graph does not take into account the leverage factor on the PLUS nor does it attempt to show your expected return on an investment in the PLUS.  You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the prices of the other basket commodities.  The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of its future performance.

Historical Basket Performance January 1, 2008 through March 7, 2013

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PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

The following graphs set forth the official daily prices, for each of the basket commodities for each quarter in the period from January 1, 2008 through March 7, 2013.  The related tables set forth the published high and low, as well as end-of-quarter, prices for each respective basket commodity for the same period.  The commodity prices on March 7, 2013 were, in the case of brent, $111.15, in the case of copper, $7,671.00, in the case of corn, 711.50¢, in the case of gold, $1,579.50, in the case of soybeans, 1,503.50¢ and in the case of gasoline, $312.33.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the basket will appreciate over the term of the PLUS so that you do not suffer a loss on your initial investment in the PLUS.

Daily Official Settlement Prices of Brent January 1, 2008 through March 7, 2013

Brent (in U.S. dollars)	High	Low	Period End
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter	126.65	105.12	112.48
Third Quarter	118.78	102.57	102.76
Fourth Quarter	115.00	99.79	107.38
2012
First Quarter	126.22	107.38	122.88
Second Quarter	125.43	89.23	97.80
Third Quarter	116.90	97.34	112.39
Fourth Quarter	115.80	105.68	111.11
2013
First Quarter (through March 7, 2013)	118.90	110.09	111.15

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PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

Daily Official Cash Offer Prices of Copper January 1, 2008 through March 7, 2013

Copper (in U.S. dollars)	High	Low	Period End
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter	10,148.00	8,980.00	9,399.50
Second Quarter	9,823.00	8,536.50	9,301.00
Third Quarter	9,827.00	6,975.50	7,131.50
Fourth Quarter	8,040.00	6,785.00	7,554.00
2012
First Quarter	8,658.00	7,471.00	8,480.00
Second Quarter	8,575.50	7,251.50	7,604.50
Third Quarter	8,400.50	7,327.00	8,267.50
Fourth Quarter	8,340.00	7,540.50	7,915.00
2013
First Quarter (through March 7, 2013)	8,242.50	7,620.50	7,671.00

March 2013	Page 15

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

Daily Official Settlement Prices of Corn January 1, 2008 through March 7, 2013

Corn (in U.S. cents)	High	Low	Period End
2008
First Quarter	567.25	455.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter	359.00	300.50	344.00
Fourth Quarter	417.00	333.50	414.50
2010
First Quarter	423.00	345.00	345.00
Second Quarter	373.25	325.00	354.25
Third Quarter	521.75	360.00	495.75
Fourth Quarter	629.00	465.75	629.00
2011
First Quarter	729.75	595.00	693.25
Second Quarter	787.00	629.00	629.00
Third Quarter	763.50	592.50	592.50
Fourth Quarter	660.50	579.00	646.50
2012
First Quarter	674.00	593.50	644.00
Second Quarter	672.50	551.50	672.50
Third Quarter	831.25	672.50	756.25
Fourth Quarter	773.25	691.50	698.25
2013
First Quarter (through March 7, 2013)	740.50	680.25	711.50

March 2013	Page 16

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

Daily Afternoon Fixing Price of Gold January 1, 2008 through March 7, 2013

Gold (in U.S. dollars)	High	Low	Period End
2008
First Quarter	1,011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter	1,895.00	1,483.00	1,620.00
Fourth Quarter	1,795.00	1,531.00	1,531.00
2012
First Quarter	1,781.00	1,531.00	1,662.50
Second Quarter	1,677.50	1,540.00	1,598.50
Third Quarter	1,784.50	1,556.25	1,776.00
Fourth Quarter	1,791.75	1,650.50	1,657.50
2013
First Quarter (through March 7, 2013)	1,693.75	1,574.00	1,579.50

March 2013	Page 17

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

Daily Official Settlement Prices of Soybeans January 1, 2008 through March 7, 2013

Soybeans (in U.S. cents)	High	Low	Period End
2008
First Quarter	1,544.50	1,189.50	1,197.25
Second Quarter	1,605.00	1,211.00	1,605.00
Third Quarter	1,658.00	1,045.00	1,045.00
Fourth Quarter	1,053.00	783.50	972.25
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter	1,258.50	913.50	927.00
Fourth Quarter	1,060.50	885.00	1,039.75
2010
First Quarter	1,052.25	908.00	941.00
Second Quarter	1,004.25	930.50	948.50
Third Quarter	1,128.50	953.50	1,106.75
Fourth Quarter	1,393.75	1,054.00	1,393.75
2011
First Quarter	1,451.00	1,270.00	1,410.25
Second Quarter	1,414.50	1,306.25	1,306.25
Third Quarter	1,449.00	1,179.00	1,179.00
Fourth Quarter	1,270.00	1,100.00	1,198.50
2012
First Quarter	1,403.00	1,160.00	1,403.00
Second Quarter	1,512.75	1,340.00	1,512.75
Third Quarter	1,771.00	1,512.75	1,601.00
Fourth Quarter	1,570.50	1,383.25	1,418.75
2013
First Quarter (through March 7, 2013)	1,503.50	1,389.00	1,503.50

March 2013	Page 18

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

Daily Official Settlement Prices of Gasoline January 1, 2008 through March 7, 2013

Gasoline (in U.S. dollars)	High	Low	Period End
2008
First Quarter	274.29	223.99	261.63
Second Quarter	354.80	263.92	350.15
Third Quarter	357.10	239.70	248.47
Fourth Quarter	236.00	79.270	100.82
2009
First Quarter	153.11	100.82	140.00
Second Quarter	207.11	137.17	189.72
Third Quarter	206.93	162.05	172.59
Fourth Quarter	207.05	172.03	205.25
2010
First Quarter	231.00	188.64	231.00
Second Quarter	243.51	193.08	206.06
Third Quarter	219.35	184.94	204.48
Fourth Quarter	245.32	204.10	245.32
2011
First Quarter	310.76	234.27	310.76
Second Quarter	346.48	277.66	303.16
Third Quarter	315.36	255.47	262.60
Fourth Quarter	282.47	244.89	268.63
2012
First Quarter	341.66	268.63	338.99
Second Quarter	339.54	255.01	272.72
Third Quarter	334.20	262.39	334.20
Fourth Quarter	295.93	257.36	281.20
2013
First Quarter (through March 7, 2013)	314.82	270.66	312.33

March 2013	Page 19

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

Additional Information About the PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional provisions:
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:
If due to a market disruption event or otherwise, the valuation date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the date by which the final basket commodity price for all basket commodities has been determined.

Denominations:	$1,000 per PLUS and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.
▪ Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MSCG and its successors
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in any of the basket commodities, in futures or options contracts on any of the basket commodities listed on major securities markets or positions in any other

March 2013	Page 20

PLUS Based on the Performance of a Basket of Six Commodities due March     , 2015
Performance Leveraged Upside SecuritiesSM

available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the prices of the basket commodities, and therefore the prices at which the basket commodities must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date and, accordingly, the amount of cash you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The PLUS are contractual financial instruments.  The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment

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Performance Leveraged Upside SecuritiesSM

management or advice for the benefit of any purchaser or holder of the PLUS. The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.

Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering

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Performance Leveraged Upside SecuritiesSM

will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.
You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated August 17, 2012
Prospectus dated November 21, 2011

Terms used in this document are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.
“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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